Exhibit 99.11

Pazoo Will Publish “CANNABIS AUTHORITY”, It’s First Issue Of A Medical Marijuana Online Magazine

Whippany, N.J., June 3, 2014 Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to report it will be launching its online medical marijuana magazine later this week called “Cannabis Authority”. The online magazine will start off as a monthly publication.

The magazine will cover the medical marijuana industry with topics ranging from regulatory issues, medical applications, medical marijuana stocks, the pros and cons of medical marijuana, and much - much more.

Pazoo has been partnering with individuals and companies in the medical marijuana space to provide the most current content on the benefits and dangers of this industry. Pazoo will remain neutral and not take a position on this subject and will allow each individual reader to come to his or her conclusions.  Pazoo is committed to providing the most comprehensive health and wellness information anywhere on the Internet.

The online magazine can be found at www.cannabisauthority.net and will be available later this week.

Moving into the future, Pazoo expects to roll out several more industry specific publications. The next publication to be rolled out by end of the third quarter of 2014 is expected to be a military health and wellness-based magazine.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: June 3, 2014